PROSPECTUS SUPPLEMENT NO. 1 DATED OCTOBER 1, 1998

(TO PROSPECTUS DATED FEBRUARY 4, 1998)

FILED PURSUANT TO RULE 424(b)(3)
File No. 333-43221



                             SPACEHAB, INCORPORATED

        $63,250,000 Principal Amount of 8% Convertible Subordinated Notes
                        4,642,202 Shares of Common Stock
                                  ------------

         This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus of Spacehab, Incorporated (the "Company") dated February 4, 1998 (the "Prospectus") relating to $63,250,000 aggregate principal amount of 8% Convertible Subordinated Notes Due 2007 (the "Notes"). The table which begins on page 23 of the Prospectus is amended by deleting the text and information under the heading "Selling Securityholders" and replacing it in its entirety as follows:



                             SELLING SECURITYHOLDERS

         The following table sets forth information concerning the aggregate principal amount of Notes beneficially owned by each Selling Securityholder, as of September 30, 1998, and the number of shares of Common Stock issuable upon conversion of Notes held thereby, which may be offered from time to time pursuant to this prospectus. Other than their ownership of the Company's Common Stock, none of the Selling Securityholders has had any material relationship with the Company within the past three years. The table below has been prepared on the basis of information furnished to the Company by DTC and/or by or on behalf of the Selling Securityholders. Any or all of the Notes or shares of Common Stock listed below may be offered for sale by the Selling Securityholders from time to time.


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

                        PRINCIPAL AMOUNT OF      PERCENTAGE OF NOTES    UNDERLYING SHARES OF  PERCENTAGE OF COMMON
                         NOTES BENEFICIALLY          OUTSTANDING          COMMON STOCK OR      STOCK OUTSTANDING
     NAME(1)            OWNED THAT MAY BE SOLD                           ADDITIONAL SHARES OF  AFTER THE OFFERING (3)
                                                                       COMMON STOCK THAT MAY
                                                                            BE SOLD (2)

  7/16/84 TST-HTW               $50,000                   *                      3,669                   *
      Personal

  A.A. Retirement              $100,000                   *                      7,339                   *
       Trust

      Aim-RRG                  $100,000                   *                      7,339                   *

 Allstate Insurance          $2,000,000                  3.2                   146,788                  1.3
      Company

 ASPCA Pension Fund            $100,000                   *                      7,339                   *

      Bancroft                 $705,000                  1.1                    51,743                   *
 Convertible Fund,
        Inc.

   Boston College              $240,000                   *                     17,614                   *
   Endowment Fund

  Caroline Wamsler              $30,000                   *                      2,201                   *
   Grantor Trust

 Christian Science             $160,000                   *                     11,743                   *
  Trustees for the
 Gifts & Endowments

Credit Suisse First          $5,505,000                  8.7                   404,036                  3.5
 Boston Corporation

     D. Jackson                $100,000                   *                      7,339                   *
  Qualified PR/SH

                        PRINCIPAL AMOUNT OF      PERCENTAGE OF NOTES    UNDERLYING SHARES OF  PERCENTAGE OF COMMON
                         NOTES BENEFICIALLY          OUTSTANDING          COMMON STOCK OR      STOCK OUTSTANDING
     NAME(1)            OWNED THAT MAY BE SOLD                           ADDITIONAL SHARES OF  AFTER THE OFFERING(3)
                                                                       COMMON STOCK THAT MAY
                                                                            BE SOLD (2)

    Dean Witter              $4,000,000                  6.3                   293,577                  2.6
    Convertible
  Securities Trust

Dr. Roger J. Harding            $50,000                   *                      3,669                   *

     Ellsworth                 $700,000                  1.1                    51,376                   *
 Convertible Growth
  and Income Fund,
        Inc.

     Employers'                $300,000                   *                     22,018                   *
Reinsurance Company

 Equi-Select Growth            $500,000                   *                     36,697                   *
   & Income Fund

  Fidelity Advisor
 Series I: Fidelity
 Advisor Strategic           $2,500,000                  4.0                   183,486                  1.6
   Opportunities

 Fidelity Financial          $3,500,000                  5.5                   256,880                  2.2
  Trust: Fidelity
    Convertible
  Securities Fund

  First Church of              $165,000                   *                     12,110                   *
 Christ, Scientist,
     Endowment

 Forbes 1982 Family             $50,000                   *                      3,669                   *
       Trust

                        PRINCIPAL AMOUNT OF      PERCENTAGE OF NOTES   UNDERLYING SHARES OF  PERCENTAGE OF COMMON
                         NOTES BENEFICIALLY          OUTSTANDING          COMMON STOCK OR      STOCK OUTSTANDING
     NAME(1)            OWNED THAT MAY BE SOLD                          ADDITIONAL SHARES OF  AFTER THE OFFERING(3)
                                                                       COMMON STOCK THAT MAY
                                                                            BE SOLD (2)

 Franklin Investors          $5,000,000                  7.9                   366,972                  3.2
 Securities Trust -
    Convertible
  Securities Fund

Franklin Value Fund          $1,000,000                  1.6                    73,394                   *

   General Motors            $7,650,000                 12.1                   561,467                  4.8
 Employees Domestic
    Group Trust

   Hartford Fire               $510,000                   *                     37,431                   *
 Insurance Company

  HBK Finance L.P.             $250,000                   *                     18,348                   *

HBK Securities Ltd.            $250,000                   *                     18,348                   *

 Health Alliance of            $100,000                   *                      7,339                   *
    Pennsylvania

  Helm Foundation               $50,000                   *                      3,669                   *

  Hillside Capital             $195,000                   *                     14,311                   *
Incorporated Account

     Investment              $3,000,000                  4.7                   220,183                  1.9
   Counselors of
      Maryland

 Irene Wamsler-Snow             $50,000                   *                      3,669                   *
   Grantor Trust

                        PRINCIPAL AMOUNT OF      PERCENTAGE OF NOTES  UNDERLYING SHARES OF  PERCENTAGE OF COMMON
                         NOTES BENEFICIALLY          OUTSTANDING        COMMON STOCK OR      STOCK OUTSTANDING
     NAME(1)            OWNED THAT MAY BE SOLD                       ADDITIONAL SHARES OF  AFTER THE OFFERING (3)
                                                                     COMMON STOCK THAT MAY
                                                                           BE SOLD (2)

   J.W. McConnell              $400,000                   *                     29,357                   *
 Family Foundation

 John A. Roosevelt              $25,000                   *                      1,834                   *
     Trust U/W

    Kapor Family               $200,000                   *                     14,678                   *
     Foundation

  Kenneth C. Bates              $50,000                   *                      3,669                   *
    IRA Rollover

   Marti Stevens               $100,000                   *                      7,339                   *

 Michael Alexander              $30,000                   *                      2,201                   *
        IRA

  Michael Hamer/                $75,000                   *                      5,504                   *
  Clair Warburton

   Museum of Fine              $140,000                   *                     10,275                   *
    Arts, Boston

  National Capital              $50,000                   *                      3,669                   *
   Poison Center
   Endowment Fund

New Hampshire State            $640,000                  1.0                    46,972                   *
 Retirement System

    New York Life            $5,000,000                  7.9                   366,972                  3.2
 Insurance Company

                        PRINCIPAL AMOUNT OF      PERCENTAGE OF NOTES    UNDERLYING SHARES OF  PERCENTAGE OF COMMON
                         NOTES BENEFICIALLY          OUTSTANDING          COMMON STOCK OR      STOCK OUTSTANDING
     NAME(1)            OWNED THAT MAY BE SOLD                          ADDITIONAL SHARES OF  AFTER THE OFFERING (3)
                                                                       COMMON STOCK THAT MAY
                                                                            BE SOLD (2)

  OCM Convertible              $100,000                   *                      7,339                   *
Limited Partnership

  OCM Convertible            $1,480,000                  2.3                   108,623                  1.0
       Trust

Partner Reinsurance            $215,000                   *                     15,779                   *
    Company Ltd.

 Pauline W. Joerger/             $50,000                  *                      3,669                   *
  Albert G. Joerger

     Promutual                 $530,000                   *                     38,899                   *

  Putnam Balanced              $350,000                   *                     25,688                   *
  Retirement Fund

 Putnam Convertible          $3,810,000                  6.0                   279,633                  2.4
  Income - Growth
       Trust

 Putnam Convertible            $450,000                   *                     33,027                   *
 Opportunities and
    Income Trust

 Putnam High Income          $1,000,000                  1.6                    73,394                   *
  Convertible and
     Bond Fund

Raymond P. Watts IRA            $50,000                   *                      3,669                   *

                        PRINCIPAL AMOUNT OF      PERCENTAGE OF NOTES    UNDERLYING SHARES OF  PERCENTAGE OF COMMON
                         NOTES BENEFICIALLY          OUTSTANDING         COMMON STOCK OR      STOCK OUTSTANDING
     NAME(1)            OWNED THAT MAY BE SOLD                         ADDITIONAL SHARES OF  AFTER THE OFFERING (3)
                                                                      COMMON STOCK THAT MAY
                                                                            BE SOLD (2)

  Raytheon Company             $560,000                   *                     41,100                   *
Master Pension Trust

  Roanoke College              $250,000                   *                     18,348                   *

 Sally Foreman-Reed             $50,000                   *                      3,669                   *

  State Employees            $2,175,000                  3.4                   159,633                  1.4
 Retirement Plan of
    the State of
      Delaware

      State of               $1,385,000                  2.2                   101,651                   *
    Connecticut
Combined Investment
       Funds

Sue Ling Gin McGowan            $50,000                   *                      3,669                   *

 Summer Hill Global             $45,000                   *                      3,302                   *
   Partners, L.P.

  Susanne Wamsler               $50,000                   *                      3,669                   *
  Redetzki Grantor
       Trust

     Tair Ltd.                $ 100,000                   *                      7,339                   *

     The Adams                 $150,000                   *                     11,009                   *
     Charitable
  Foundation, Inc.

                        PRINCIPAL AMOUNT OF      PERCENTAGE OF NOTES    UNDERLYING SHARES OF   PERCENTAGE OF COMMON
                         NOTES BENEFICIALLY          OUTSTANDING          COMMON STOCK OR       STOCK OUTSTANDING
     NAME(1)            OWNED THAT MAY BE SOLD                          ADDITIONAL SHARES OF  AFTER THE OFFERING (3)
                                                                       COMMON STOCK THAT MAY
                                                                            BE SOLD (2)

The Stepping Stones             $50,000                   *                      3,669                   *
     Foundation

 Theodore H. Barth              $50,000                   *                      3,669                   *
     Foundation

  Thermo Electron              $590,000                   *                     43,302                   *
Balanced Investment
        Fund

 TR U/A DTD 1/28/81             $50,000                   *                      3,669                   *
FBO Bettina Wamsler

 Trust for Defined             $660,000                  1.0                    48,440                   *
Benefit Plan of ICI
 American Holdings
        Inc.

 Trust for Defined             $460,000                   *                     33,761                   *
  Benefit Plan of
ZENECA Holdings Inc.

 TST F/B/O Lincoln              $25,000                   *                      1,834                   *
       Paine

 TST F/B/O Victoria             $25,000                   *                      1,834                   *
 & Madeleine Paine

 U/W OLT - Taxable             $100,000                   *                      7,339                   *
       Income

   University of               $150,000                   *                     11,009                   *
     Rochester



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

                        PRINCIPAL AMOUNT OF      PERCENTAGE OF NOTES    UNDERLYING SHARES OF   PERCENTAGE OF COMMON
                         NOTES BENEFICIALLY          OUTSTANDING          COMMON STOCK OR       STOCK OUTSTANDING
     NAME(1)            OWNED THAT MAY BE SOLD                           ADDITIONAL SHARES OF   AFTER THE OFFERING (3)
                                                                       COMMON STOCK THAT MAY
                                                                            BE SOLD (2)

    Usenix Assoc               $100,000                   *                      7,339                   *
     Endowment

   Van Loben Sels              $250,000                   *                     18,348                   *
     Foundation

      Vanguard                 $985,000                  1.6                    72,293                   *
    Convertible
  Securities Fund,
        Inc.

 William G. McGowan            $250,000                   *                     18,348                   *
  Charitable Fund,
        Inc.

 Zazove Convertible            $250,000                   *                     18,348                   *
     Fund, L.P.

-------------------
* Less than 1%

(1) The Selling Securityholders and the amount of Notes held by them are set forth herein as of September 30, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $13.625 in principal amount of Notes per share of Common Stock. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Based upon 11,168,161 shares of Common Stock outstanding as of July 24, 1998, treating as outstanding the total number of shares of Common Stock shown as being issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes but not assuming the conversion of the Notes of any other Selling Securityholder.

         Because the Selling Securityholders may, pursuant to this prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to the Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act.

         Only Selling Securityholders identified above who have complied with the conditions to being included as Selling Securityholders and who beneficially own the Notes and the Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table may sell such Notes and Common Stock pursuant to this prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

                                  ------------

October 2, 1998



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